Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT SECOND QUARTER PROFITABLE
SALES UP 178% OVER Q2 2005

St. Paul, Minnesota. (August 2, 2006) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported profitable results for its second quarter ended July 1, 2006.  Net sales for the second quarter of 2006 were $3.7 million, an increase of 178% from net sales of $1.3 million for the second quarter of 2005, and additionally up 55% from the first quarter of 2006.  Net income was $7,000, or $0.0 per share in the second quarter of 2006, compared to net loss of $1.6 million or $0.06 per share in the comparable prior year period.

Net sales for the six-months ended July 1, 2006 were $6.1 million, an increase of 84.4% from net sales of $3.3 million in the prior year.  The net loss for the six-month period of 2006 was $1.1 million, or $0.04 per share, compared to a net loss of $2.6 million, or $0.10 per share in the prior year.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “This quarter was a significant achievement for all of the MCT employees worldwide.  We not only shipped twice as many systems in Q2 as in Q1 of 2006 but also received orders within Q2 that exceeded the Q2 shipments.  It appears that this growth is not only associated with the increased capacity requirements of our marketplace, but also from existing customers who have identified the cost savings associated with strip test solutions and are now replacing existing capacity to allow them to further reduce their cost of test.  Our commitment to rapid product development over the past 10 years appears to be achieving its goals as desired,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™  line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (Second Quarter 2006) - Page Two

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended April 1, 2006.

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MCT, Inc. (Second Quarter 2006) - Page Three

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005

Net sales	$3,676	$1,322	$6,051	$3,282
Cost of sales	1,619	869	2,799	1,926

Gross profit	2,057	453	3,252	1,356
Gross margin	56.0%	34.3%	53.7%	41.3%
Selling, general and administrative	1,038	1,145	1,985	2,276
Research and development cost	525	491	1,043	1,079
Restructuring charge	—	66	—	66
Total operating expenses	1,563	1,702	3,028	3,421

Operating income (loss)	494	(1,249)	224	(2,065)

Interest and other	(487)	(307)	(1,300)	(544)

Net income (loss)	$7	$(1,556)	$(1,076)	$(2,609)

Net income (loss) per share:
Basic	$0.00	$(0.06)	$(0.04)	$(0.10
Diluted	$0.00	$(0.06)	$(0.04)	$(0.10)

Weighted average shares outstanding:
Basic	27,490	25,567	27,357	25,567
Diluted	27,490	25,567	27,357	25,567

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	July 1,	Dec. 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$1,425	$77
Accounts receivable, net	2,315	1,661
Inventories, net	2,608	2,194
Other current assets	216	169
Total current assets	6,564	4,101

Property, net	115	148

Debt issue costs and other, net	348	297

Total assets	$7,027	$4,546

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$829	$425
Bank line of credit	3,590	2,630
Accrued liabilities	1,550	1,101
Current portions of long-term obligations	4,017	133
Total current liabilities	9,986	4,289

Long-Term debt	4,053	3,683
10% senior subordinated convertible debt	—	3,630

Total stockholders’ deficit	(7,012)	(7,056)

Total liabilities and stockholders’ deficit	$7,027	$4,546